Exhibit 99.1

Allied Nevada Provides 2011 Guidance and Outlook With Production

Expected to Increase More Than 25%

January 11, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to provide operating guidance and an outlook for 2011. The Company exceeded its guidance for 2010 gold sales with 102,000 ounces sold in 2010.

“Following a successful year in 2010, the Company looks forward to another exciting year in 2011 as the Company is expected to undergo a period of significant growth. Our plans for 2011 include advancing the Hycroft oxide operation as we approach our goal of producing over 250,000 ounces of gold per year by 2012 and completing the feasibility study for the Hycroft milling project. Outside of Hycroft, we intend to introduce a new property, Hasbrouck, to the project status with a preliminary economic assessment,” commented Scott Caldwell, President and Chief Executive Officer for Allied Nevada. “The paths we laid in 2010 form the strong financial and operational foundation from which we expect to transform the Company from a single asset junior mining company, to a fast growing mid-tier producer with a world-class flagship property and a pipeline of development projects and exploration properties. Allied Nevada has a strong balance sheet and an aggressive, staged growth profile which does not exist among many of our peers.”

Hycroft Operations

In 2011, we expect Hycroft to mine approximately 40 million tonnes of material, including 22 million tonnes of ore at average grades of 0.47 g/t gold. The average grades in 2011 are expected to be lower than the average grades mined in 2010 as the mine moves through a lower grade phase of mining of the Brimstone pit. The silver to gold production ratio is expected to be 2.5 ounces of silver for each ounce of gold.

Gold sales for 2011 are expected to be 125,000-135,000 ounces at an expected cost of sales per ounce of gold sold1 of $460-$490 (with silver as a byproduct credit). Production is expected to be weaker in the first half of 2011 and increase through the remainder of the year as the impact of mining more tonnes and placing more ore begins to take effect. The overall strip ratio for 2011 is expected to be less than 1:1. The strip ratio for the first quarter of 2011 is expected to be higher than 1:1, and will decline through the remainder of the year as the mine completes the stripping program commenced in 2010 to remove waste and allow access to an area of ore in the Brimstone pit and a new mining area, Cut 5. Cost of sales per ounce of gold sold1 is expected to be higher in 2011 as compared to 2010 due to higher commodity price expectations, the lower grade mining phase and an increased mining rate as the mine continues to ramp up the oxide expansion. Cost of sales per ounce of gold sold1 is calculated assuming a fuel price of $100/barrel. It is expected that a $10/barrel change in the world fuel price would results in a $1.8 million change in operating expense.

Exploration

Company-wide exploration expense is expected to be $18.0 million with an additional $4.5 million being capitalized. The exploration program at Hycroft includes 60,000 meters of planned drilling with work in the first quarter focused on infill and engineering drilling for the milling feasibility study utilizing a fleet of eight to ten core and reverse circulation rigs. For the remainder of the year, we expect to use two to three rigs to test additional targets outside of the current known mineralization at Hycroft. At Hasbrouck,

[1]	Allied Nevada uses the non-GAAP financial measure “cost of sales per ounce of gold sold” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

exploration plans are focused on advancing the project along the development path with a goal of completing a preliminary economic assessment in early 2011. An exploration program has been designed at Wildcat to test a number of encouraging targets identified through the successful 2010 field program. Updated resource estimates for Hycroft and Hasbrouck are expected in February 2011.

Major Capital Programs

Capital expenditures in 2011 are expected to total approximately $110 million. Significant capital projects include the following: expansion of the mobile equipment fleet at Hycroft with additional 320-ton haul trucks and larger capacity shovels ($53 million); support building improvements, increased process plant capacity modifications and ongoing leach pad expansion at Hycroft ($22 million); capitalized stripping and drilling ($9 million); and other capitalized spending of $26 million.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of the Hycroft operations; expected growth and achievements of the Company and its operations; expected gold and silver production, sales, cost of sales per ounce of gold sold and commodity prices; estimates and allocation of capital spending; estimates of gold and silver grades; our planned exploration program for 2011 at Hycroft and the expected benefits therefrom; our planned exploration programs at regional and advanced exploration properties and the expected costs and benefits therefrom; the timing and outcome of a feasibility study for the Hycroft Milling Project; expectations regarding the Hasbrouck Project including the timing and outcome of the preliminary economic assessment for the Hasbrouck Project; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Measures

Allied Nevada provided the non-GAAP measure of “cost of sales per ounce of gold sold” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use these non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Allied Nevada: 2011 Outlook	2